FOR RELEASE: IMMEDIATE
CONTACT:     JAMES M. DEANGELIS
             MELISSA C. BERKOWITZ
             (212) 308-5800

         FORMER REAGAN NUCLEAR CHIEF AND ABB COMBUSTION ENGINEERING CEO
                   JOINS COMMODORE APPLIED TECHNOLOGIES, INC.

NEW YORK, N.Y. - MAY 11, 2000 - Former Reagan administration nuclear chief and CEO of ABB Combustion Engineering, Shelby T. Brewer, Ph.D. has joined the management team of Commodore Applied Technologies, Inc. (AMEX: CXI, CXI.WS).

CXI is continuing its mission to focus its proprietary, patented solvated electron technology (SET (TM)) on the nuclear waste market. CXI, through its wholly owned subsidiary Commodore Nuclear, is well positioned to serve the nuclear mixed waste market and the Depleted Uranium Hexafluoride (DUF6) stabilization program. The nuclear mixed waste market is valued in excess of $300 billion over the next 25 years. CXI offers the only broad range, commercially proven, non-thermal system to effectively treat nuclear mixed waste at substantial savings when compared with incineration. Additionally, CXI is capable of assisting the U.S. Department of Energy (DOE) with several pressing remediation tasks including the DUF6 program, valued in excess of $5 billion. CXI, utilizing the SET(TM) process, offers the only single-step stabilization process in the marketplace today. SET(TM) converts DUF6 to the stable and reusable uranium oxide form (DU02).

Brewer assumes the position of chairman and CEO of CXI's Commodore Nuclear, headquartered in Alexandria, VA with oversight over 100 percent-owned subsidiaries, Commodore Advanced Sciences, Inc. (CAS), and Commodore Solution Technologies, Inc. (CST). As chairman and CEO of Commodore Nuclear, Brewer will direct the day-to-day activities of CXI's subsidiaries and work closely with Peter E. Harrod, president and COO. In addition, he will provide strategic guidance and access to private industry and governmental agencies.

Brewer joined Combustion Engineering in 1985 as president and CEO of its nuclear power businesses and held that position through 1995. During his years with Combustion, in an oversupplied and depressed market, he tripled sales volume in the company's nuclear services division. Brewer obtained orders from South Korea for his company's nuclear power reactors, the first sustained orders achieved by a U.S. company in over a decade, adding $500 million to the nuclear services division's backlog. He also restructured and re-engineered Combustion's nuclear businesses to bring returns on sales to the highest percentage level in the market sector. When ABB acquired Combustion Engineering in 1990, Brewer's responsibilities expanded. He led ABB's post war initiative in Kuwait, and in the former Soviet Union following the end of the Cold War.

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Reagan Official Joins Commodore
May 11, 2000
Page 2


President Reagan appointed Brewer Assistant Secretary of Energy in 1981, where he served until 1984. In this position, Brewer was the top nuclear official in the administration. He is credited with a number of major accomplishments, including the uranium enrichment business turnaround (over $1 billion in annual revenues), passage of the 1982 Nuclear Waste Act, initiation of the Advanced Naval Reactor program, and streamlining the U.S. nuclear regulatory processes.

"We are delighted to have Dr. Brewer join us," commented Paul E. Hannesson, chairman and CEO of CXI. "He knows the nuclear business and is well respected in the industry, domestically and internationally. His record at the top of the nuclear industry for two decades proves that Dr. Brewer is a professional focused on consistent business results and financial performance."

Brewer said, "Commodore has an impressive portfolio of technologies, as well as, excellent management and personnel. It is just beginning to breakout, on its way to achieving its rightful market share. I intend to help accomplish this mission by focusing on Commodore's nuclear services capabilities."

Commodore Applied Technologies, Inc., headquartered in New York, N.Y., is an environmental solutions company focused on the processing and management of high-end hazardous waste from nuclear, radioactive, toxic and chemical sources. Through its wholly owned subsidiaries, Commodore Nuclear, Commodore Advanced Sciences and Commodore Solution Technologies, the company provides technical engineering services and proprietary remediation technologies to the government and private sectors. For more information, please visit our web site at www.commodore.com.

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.

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